Exhibit 10.12

HCI GROUP, INC.

2012 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD CONTRACT

Mr. James J. Macchiarola

3671 Executive Drive

Palm Harbor, FL 34685

Dear Mr. Macchiarola:

You have been granted, as a Director, a Restricted Stock award for shares of common stock of HCI Group, Inc. (the “Company”) under the HCI Group, Inc. 2012 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions. For the purposes of this contract “Restricted Shares” means Restricted Stock awarded pursuant to the Plan and this contract.

Grant Date:	November 12, 2013

Number of Shares:	24,000 Shares

Vesting Schedule:

Your Restricted Shares will be subject to a Restriction Period. The Restriction Period will lapse and the Restricted Shares will vest as follows:

(i) as to 6,000 Shares, one year after the Fair Market Value equals or exceeds $50 per share for 20 consecutive trading days;

(ii) as to 6,000 shares, one year after the Fair Market Value equals or exceeds $65 per share for 20 consecutive trading days;

(iii) as to 6,000 shares, one year after the Fair Market Value equals or exceeds $80 per share for 20 consecutive trading days; and

(iv) as to 6,000 shares, one year after the Fair Market Value equals or exceeds $95 per share for 20 consecutive trading days.

No portion of the Restriction Period will lapse six years and one day after the Grant Date. All remaining Restricted Shares will be forfeited at that time.

The lapse of your Restriction Period and vesting may be suspended or delayed as a result of a leave of absence.

Escrow:

Your Restricted Stock will be held in escrow by the Company, as escrow agent. The Company will give you a receipt for the Restricted Shares held in escrow that will state that the Company holds such Restricted Shares in escrow for your account, subject to the terms of this Award, and you will give the Company a stock power for such Shares duly endorsed in blank which will be used in the event such Shares are forfeited in whole or in part. As soon as practicable after the lapse of the Restriction Period, the Restricted Stock will cease to be held in escrow, and the vested Shares will be issued in certificated or book entry form to you or, in the case of your death, to your estate.

Notwithstanding the foregoing, the Company may instruct its transfer agent to evidence the Restricted Shares by electronic entry on the transfer agent’s books. In that event the Company will further instruct its transfer agent to indicate the Restriction Period (and any other restrictions it may require to ensure compliance with the Securities Act and state and other securities laws) within those book entries and, upon the lapse of the Restriction Period and provided you have has paid applicable withholding taxes the Company will instruct the transfer agent to remove those indications with respect to shares of Restricted Stock or other securities for which the Restriction Period has lapsed or been waived.

Transferability of Restricted Shares:	You may not assign, sell, transfer, pledge, encumber or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Restricted Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Voting and Dividends:	While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit such Shares. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award as are the Restricted Stock with respect to which they were paid.

Taxes:	You understand that you (and not the Company) will be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You may be able to alter the tax consequences of the acquisition of the Shares by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election may be filed only within thirty (30) days after the date of this Award. You should consult with your tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives make this filing on your behalf.

Miscellaneous:	•	This Restricted Stock Award may be amended only by written consent signed by you and the Company, except if the amendment is not to your detriment or as otherwise permitted by the terms of the Plan.

	•	As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this contract and the Plan shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this contract or the Plan and any determination made by the Committee pursuant to this contract or the Plan shall be final, binding and conclusive.

	•	This contract may be executed in counterparts.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THE PLAN AND THE PROSPECTUS DESCRIBING THE PLAN.

Paresh Patel, Chief Executive Officer	James J. Macchiarola

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